Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Contact:

Janie Brown, Chief Financial Officer

503-359-2653

Merix Corporation Announces Results for Second Quarter FY 2006

Merix will conduct a conference call and live webcast on Tuesday, January 3, 2006 at 2:00 pm PT. To access the webcast, log on to www.merix.com. A replay of the webcast will be available beginning at 5:00 p.m. PT on January 3, 2006. A phone replay will be available until approximately midnight on January 10, 2006 by calling (719) 457-0820, access code 6561684.

FOREST GROVE, OR, January 3, 2006 - Merix Corporation (NASDAQ:MERX) today announced financial results for the second quarter of fiscal 2006 ended November 26, 2005. Sales for the second quarter increased 43% to $61.7 million compared to $43.2 million for the second quarter of fiscal 2005. For the second quarter of fiscal 2006, sales for Merix’ U.S. operations were $53.6 million and for Merix Asia were $8.1 million, which is consistent with the guidance range previously provided by Merix. On a GAAP basis, the net loss in the second quarter of fiscal 2006 was $2.3 million or $0.12 per share compared to net income of $681 thousand or $0.04 per share in the second quarter of fiscal 2005.

On a non-GAAP basis, Merix had income of $530 thousand, or $0.03 per share, in the second quarter of fiscal 2006 compared to non-GAAP income of $443 thousand, or $0.02 per share, in the second quarter of fiscal 2005. Merix defines its non-GAAP income (loss) as GAAP net income (loss) before expenses associated with a valuation allowance against deferred taxes; amortization of intangibles and purchase accounting adjustments to inventories resulting from acquisitions; restructuring and related activities; and legal fees for defense of securities litigation. Management believes the excluded items are not representative of underlying trends in the Company’s operating performance and that excluding them provides investors with additional information to assess the Company’s results over multiple periods and compare the Company’s results with the results of its competitors. See Related Financial Highlights in this earnings release for a reconciliation of GAAP to non-GAAP results.

Operating results for the second quarter include the operations of Merix Asia (formerly Eastern Pacific Circuits Limited) for 24 days. As permitted by the Securities and Exchange Commission, Merix consolidated the results of Merix Asia on a one month lag. Accordingly, Merix’ second fiscal quarter ending November 26, 2005 included the operating results of Merix Asia for the period September 29 through October 22.

The purchase accounting for the acquisition of Merix Asia included a charge to cost of goods sold in the second quarter of fiscal 2006 and will also result in a charge to cost of goods sold in the third quarter of fiscal 2006. These charges are the result of a $2.8 million write-up to fair market value of work-in-process and finished goods inventory, and a write-off of manufacturing supplies inventory valued at $1.0 million in order to conform to Merix’ accounting policy of expensing manufacturing supplies. As a result of these purchase accounting entries, $1.7 million of expense was charged to cost of goods sold in the second quarter. The balance of $2.1 million will be expensed to cost of goods sold in the third quarter of fiscal 2006.

Gross margin was 12.0% in the second quarter of fiscal 2006 compared to 13.1% in the second quarter of 2005. Gross margin in the second quarter was adversely affected by the $1.7 million charge associated with Merix Asia purchase accounting adjustments for inventories, as discussed above. Gross margin for the U.S. operations increased to 14.9% in the second quarter of fiscal 2006 compared to 13.1% in the second quarter of fiscal 2005. This increase in U.S. gross margins was the result of higher levels of production and cost savings resulting from the restructuring actions implemented in the first quarter of fiscal 2006, together with a quarter of higher quick-turn margins generated in San Jose, partially offset by lower average pricing compared to the prior year quarter.

Total operating expense for the second quarter of fiscal 2006 was $8.9 million compared to $5.0 million for the second quarter of fiscal 2005. Operating expenses in the second quarter of fiscal 2006 increased due to a $575 thousand accrual of legal fees for defense of the re-filed securities litigation, the inclusion of operating expense for San Jose operations, and 24 days of operating expense for our newly acquired Asian operations. Operating expenses in San Jose and Asia included $827 thousand of amortization expense related to identifiable intangible assets recorded in connection with these acquisitions.

Adjusted EBITDA, which excludes $1.7 million expense related to purchase accounting entries as discussed above, was $5.0 million in the second quarter of fiscal 2006.

Merix generated cash from operations of $3.9 million in the second quarter. Cash and short-term investments were $39.2 million at the end of the quarter, which was a decrease from the end of fiscal year 2005 due to the use of cash for the Merix Asia acquisition. Total debt increased to $112.6 million at the end of the quarter compared to $27.0 million at the end of fiscal 2005 as a result of incurring additional debt to finance the Merix Asia acquisition. Increases in other balance sheet accounts are also principally the result of the Merix Asia acquisition.

Mark Hollinger, Chairman and Chief Executive Officer of Merix, stated, “We are pleased that our second quarter results were better than we expected. Merix Asia generated higher levels of adjusted EBITDA than estimated and our U.S. operations delivered EBITDA at the high end of our guidance range.”

Hollinger added, “The acquisition of Merix Asia was a transforming event that provides Merix with an international manufacturing presence and, based on combined recent historical revenue, makes Merix a top 25 global printed circuit board manufacturer. Through this acquisition, we now have an expanded sales reach around the world, a greatly expanded customer list, market share in new end markets, lower cost manufacturing facilities, and enhanced product offerings. Customers are very interested in our Asian facilities and a significant number of them are visiting the plants to better understand our capabilities and plans for that region. Merix Asia is one of the top 15 printed circuit board manufacturers in the region and the manufacturing capacity in the three multi-layer plants in Asia is expandable, which allows for further growth.”

“We offer our customers a range of capabilities that include velocity, advanced technology, and global manufacturing. Our goal is to capitalize on the opportunities this model offers through achievement of the synergies we believe are possible. We are continuing to recruit experienced people in the U.S. and Asia to provide leadership in manufacturing, sales, and other functions to support our plans to successfully execute the integration, enhance our operations, and improve financial performance,” concluded Hollinger.

Business Outlook

For the third quarter of fiscal 2006, Merix expects sales to range between $87 and $91 million with a GAAP net loss of between $3.0 and $2.1 million. Non-GAAP earnings are expected to range between income of $100 and $700 thousand or between approximately breakeven and $0.04 per share. Excluding $2.1 million of expense in cost of goods sold related to inventory purchase accounting entries, EBITDA in the third quarter is expected to range between $7.2 and $8.1 million.

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, automotive, high-end computing, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

This release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 relating to the Company’s business operations and prospects, including statements related to estimates of financial results for the third quarter of fiscal 2006 that are made pursuant to the safe harbor provisions of the federal securities laws. These forward-looking statements, which may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other similar expressions, are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: changes in customer order levels, product mix and inventory build-up; lower than expected or delayed sales; the ability to realize the anticipated benefits or synergies of the Merix Asia acquisition in a timely manner or at all; fluctuations in demand for products and services of the combined company, including quick-turn and premium services; the introduction of new products or technologies by competitors; the ability to successfully and timely integrate the operations of Merix Asia with Merix; the ability to avoid unanticipated costs, including costs relating to product quality issues and customer warranty claims; pricing and other competitive pressures in the industry from domestic and global competitors; foreign currency risk; all other risks inherent in foreign operations such as increased regulatory complexity and compliance cost and greater political and economic instability; our ability to fully utilize our assets and control costs; our ability to control or pass through the cost of raw materials and supplies; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 28, 2005. Merix Corporation does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein.

MERIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share data, unaudited)

	Three Months Ended		Six Months Ended
	November 26, 2005	November 27, 2004	November 26, 2005	November 27, 2004
Net sales	$61,672	$43,244	$113,459	$85,374
Cost of sales	54,256	37,559	98,429	75,296

Gross profit	7,416	5,685	15,030	10,078
Engineering	1,399	1,536	2,891	3,337
Selling, general and administrative	6,723	3,500	11,597	8,027
Amortization of identifiable intangibles	827	—	1,577	—
Restructuring and related activities	—	—	1,135	—

Total operating expense	8,949	5,036	17,200	11,364

Operating loss	(1,533)	649	(2,170)	(1,286)
Interest expense	(1,108)	(413)	(1,544)	(832)
Interest income and other, net	362	445	895	826

Income (loss) before taxes and minority interest	(2,279)	681	(2,819)	(1,292)
Income tax expense	54	—	59	1

Income (loss) before minority interest	(2,333)	681	(2,878)	(1,293)
Minority interest expense	13	—	13	—

Net income (loss)	$(2,346)	$681	$(2,891)	$(1,293)

Net loss per diluted share	$(0.12)	$0.04	$(0.15)	$(0.07)

Shares used in per share calculations	19,475	19,430	19,425	19,158

MERIX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	November 26, 2005	May 28, 2005
Assets
Cash and short-term investments	$39,155	$77,685
Accounts receivable, net	67,485	37,338
Inventories	25,455	11,227
Other current assets	14,303	2,451

Total current assets	146,398	128,701
Property, plant and equipment, net	130,265	88,132
Goodwill	82,330	25,551
Identifiable intangibles, net	18,012	9,754
Leasehold land use rights	6,535
Other assets	2,174	1,803

Total assets	$385,714	$253,941

Liabilities and Shareholders’ Equity
Accounts payable	$49,999	$16,957
Other accrued liabilities	14,294	4,773
Accrued compensation	4,030	4,721
Accrued warranty	4,408	1,519
Current portion of long-term debt	4,976	1,000

Total current liabilities	77,707	28,970
Long-term debt	107,655	26,000
Other long-term liability	992	960

Total liabilities	186,354	55,930
Minority interests	3,542	—
Shareholders’ equity	195,818	198,011

Total liabilities and shareholders’ equity	$385,714	$253,941

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars and shares in thousands, except EPS)

	Q2 05		Q1 06		Q2 06
SUMMARY OPERATING RESULTS
Net sales	100.0%	$43,244	100.0%	$51,787	100.0%	$61,672
Cost of sales	86.9%	37,559	85.3%	44,172	88.0%	54,256
Gross margin	13.1%	5,685	14.7%	7,615	12.0%	7,416
Engineering expense	3.6%	1,536	2.9%	1,492	2.3%	1,399
Selling, general & administrative expense	8.1%	3,500	9.4%	4,875	10.9%	6,723
Restructuring and related activities	0.0%	—	2.2%	1,135	0.0%	—
Amortization of identifiable intangibles	0.0%	—	1.5%	751	1.3%	827
Total operating expense	11.6%	5,036	15.9%	8,253	14.5%	8,949
Operating income (loss)	1.5%	649	-1.2%	(638)	-2.5%	(1,533)
Interest and other income (expense), net	0.1%	32	0.2%	97	-1.2%	(746)
Income (loss) before taxes and minority interest	1.6%	681	-1.0%	(541)	-3.7%	(2,279)
Net income (loss)	1.6%	681	-1.1%	(545)	-3.8%	(2,346)
Effective tax rate		0.0%		0.0%		2.4%
Shares for diluted EPS		19,430		19,376		19,475
Diluted income (loss) per share		$0.04		($0.03)		($0.12)
SALES BY END MARKETS (% of Sales)
Communications	82%	$35,336	73%	$37,856	62%	$38,304
High-end computing & storage	8%	3,474	6%	3,290	7%	4,498
Test & measurement	3%	1,542	5%	2,505	7%	4,264
Aviation & aerospace	1%	474	4%	1,872	3%	1,587
Automotive	0%	—	0%	—	6%	3,958
EMSI & other	6%	2,418	12%	6,264	15%	9,061
OTHER FINANCIAL DATA
Cash provided by operations		$4,950		$2,389		$3,946
EBITDA		$3,873		$3,732		$4,993
Capital expenditures		$5,890		$1,479		$1,108
Depreciation and amortization (% of sales)	7.7%	$3,317	8.6%	$4,469	9.3%	$5,722

NON-GAAP EARNINGS RECONCILIATIONS

	EPS	Net Income	EPS	Net Income (Loss)	EPS	Net Income (Loss)
GAAP net loss	$0.04	$681	$(0.03)	$(545)	($0.12)	$(2,346)
Adjustments:
-Amortization of identifiable intangibles	—	—	0.04	751	0.04	827
-Legal fees for defense of securities litigation	—	—	—	—	0.03	575
-Restructuring and related activities	—	—	0.06	1,135	—	—
-Asia purchase adjustments	—	—	—	—	0.09	1,727
-Adjustment to valuation allowance on deferred tax asset	(0.01)	(238)	(0.02)	(469)	(0.01)	(253)

Non-GAAP net income (loss)	$0.02	$443	$0.05	$872	$0.03	$530

GAAP net income		$681		$(545)		$(2,346)
Add back items:
Interest expense		413		437		1,108
Interest income		(538)		(633)		(448)
Income taxes		—		4		54
Amortization		75		840		843
Depreciation		3,242		3,629		4,055
Asia purchase adjustments		—		—		1,727

Adjusted EBITDA		$3,873		$3,732		$4,993